                                                                   EXHIBIT 4.5

                                    AMENDMENT
                                     TO THE
                        L-3 COMMUNICATIONS HOLDINGS, INC.
                         1999 LONG TERM PERFORMANCE PLAN

         Pursuant to Resolution of the Board of Directors of L-3 Communications
Holdings, Inc. of April 27, 2004 ("Board"), and Section 9 of the L-3
Communications Holdings, Inc. 1999 Long Term Performance Plan (the "1999 Plan"),
the 1999 Plan is hereby amended as follows, effective as of April 27, 2004:

1. Section 4(a)(4) shall be amended by adding the following immediately after the last sentence thereof:

                  "The minimum vesting period for Awards of Restricted Stock made after April 27, 2004, shall be three years following date of grant, except that Restricted Stock Awards made after such date that are Performance-Based Awards shall have a minimum vesting period of one year following date of grant, and
                  provided, the vesting schedule of any Award of Restricted
                  Stock (whether or not a Performance-Based Award) made after
                  April 27, 2004 may not be accelerated."

2. Section 4(b)(5) shall be amended by adding the following immediately after the last sentence thereof:

                  "Notwithstanding anything to the contrary above, the minimum vesting period of any Performance-Based Award granted after
                  April 27, 2004 shall be one year following date of grant, and, to the extent that any such Performance-Based Award is
                  comprised of Restricted Stock, the vesting schedule of such
                  Award, once outstanding, may not be accelerated."

3. Section 6(b)(2) shall be amended by adding the following immediately after the last sentence thereof:

                  "(A) The minimum vesting period for Performance-Based Awards made after April 27, 2004 shall be one year following date of grant and (B) the minimum vesting period for Awards of
                  Restricted Stock made after April 27, 2004 shall be three
                  years following date of grant, except that (i) Restricted
                  Stock Awards that are Performance-Based Awards shall have a minimum vesting period of one year following date of grant and
                  (ii) the vesting schedule of any Award of Restricted Stock
                  (whether or not a Performance-Based Award) made after April
                  27, 2004 may not be accelerated."

4. Section 8(d) shall read in its entirety as follows:

                           "(d) Express Authority to Change Terms of Awards. The
                  Committee may, at any time, alter or amend any or all Award
                  Agreements under this Plan in any manner that would be
                  authorized for a new Award under this Plan, including but not limited to any manner set forth in Section 9(d) (subject to any applicable limitations thereunder), except that no
                  amendment may change the exercise price or base price of an
                  Award, except in connection with an adjustment pursuant to
                  Section 7(a). Without limiting the Committee's authority under this plan (including Sections 7 and 9), but subject to any express limitations of this plan (including under Sections
                  4(a)(4), 4(b)(5), 6(b)(2), 7 and 9), the Committee shall have the authority to accelerate the exercisability or vesting of an Award, to extend the term or waive early termination
                  provisions of an Award (subject to the maximum ten-year term under Section 4(b)), and to waive the Corporation's rights with respect to an Award or restrictive conditions of an Award
                  (including forfeiture conditions), in any case in such
                  circumstances as the Committee deems appropriate."

5. Section 9 shall be amended by adding the following immediately after the last sentence thereof:

                  "Notwithstanding the above, effective April 27, 2004, any
                  amendment that would (i) materially increase the benefits
                  accruing to any Participant or Participants hereunder, (ii)
                  materially increase the aggregate number of shares of Stock,
                  Share Units or other equity interest(s) that may be issued hereunder, or (iii) materially modify the requirements as to eligibility for participation in this Plan, shall be subject to shareholder approval."

EXECUTED, pursuant to authority granted by the Board, this 5th day of May, 2004.

                                              /s/ Christopher Cambria
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